EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is dated July 13, 2011 (“Agreement”) and is between Precious Metals Exploration, Corp., a company administered under the laws of Sweden (“Seller”) and Liberty Gold Corp., a Delaware corporation (“Buyer”).

WHEREAS, Seller owns all of the assets set forth on Schedule A hereto, including rights in the mines set forth on Schedule A (the “Assets”);

WHEREAS, Seller desires to sell, and Buyer desires to buy, all of the Assets on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

1.1

Agreement to Buy and Sell. Subject to the terms and conditions set forth in this Agreement, Seller hereby agree to sell, transfer and deliver to Buyer on the Closing Date (as hereinafter defined), and Buyer agrees to purchase on the Closing Date, all of their rights, title and interest in and to the Assets, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever.

1.2

Liabilities. Buyer shall not assume, pay or discharge or in any respect be liable for any liability, obligation, commitment or expense of Seller.  Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, Buyer shall not  assume, pay or discharge, and shall not be liable for, and Seller shall discharge, as well as indemnify  and hold Buyer harmless from and against, any liability, loss, commitment, obligation or expense of Seller incident to, or arising out of:

(a)

the negotiation and preparation of, or performance under this Agreement or the Assignment and Bill of Sale, including, without limitation, costs incurred in connection with the assignment and sale of the Assets

(b)

 any claims, actions, suits, proceedings, liabilities, fines, penalties, deficiencies or judgments existing on the Closing Date or arising any time thereafter as a result of or in connection with the use of the Assets, including, without limitation, the ownership or use of the Assets by Seller and their conduct of their business up to and including the Closing Date; or

(c)

any tax liabilities of any nature whatsoever of Seller on account of this Agreement or the operations of Seller up to and including the Closing Date.

1.3

Purchase Price.

(a)

The Buyer will grant and deliver to the Seller an aggregate of 3,000,000 shares of its common stock. :

(i)  One Million and Five Hundred Thousand  (1,500,000) shares at Closing;

(ii)  Seven Hundred Fifty Thousand (750,000) shares within three (6) months of the Closing;

(iii)  Seven Hundred Fifty Thousand (750,000) shares within nine (12) months of the Closing; and

ARTICLE II

SELLER REPRESENTATIONS

Seller represents to Buyer as of the date of this Agreement and as of the Closing Date as follows:

2.1

Organization. The Seller is an entity duly organized, validly existing, and in good standing under the laws of the Sweden, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted. The Seller is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under this Agreement or (ii) the assets, financial position, or results of operations of the Seller.

2.2

Authority. The Seller has full power and authority to execute and deliver this Agreement and the Assignment and Bill of Sale and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Assignment and Bill of Sale and performance by the Seller of its obligations hereunder and thereunder have been duly authorized by the shareholders and the board of directors of the Seller and no other proceedings on the part of the Seller is necessary with respect thereto.

2.3

Enforceability. This Agreement and the Assignment and Bill of Sale constitute the valid and binding obligations of Seller, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

2.4

No Violations.  The  execution and delivery of this Agreement and the Assignment and Bill of Sale by Seller and the performance of her obligations hereunder and thereunder do not: (i) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien or encumbrance (“Lien”) on any of the properties or assets of Seller under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which Seller is a party or by which any properties or assets of Seller is bound, or (ii) to Seller’s or Seller’s Knowledge, contravene, conflict with, or violate any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty or award, decision, injunction, judgment, order, ruling, subpoena, or verdict of any court, arbitral tribunal, administrative agency, or other Governmental Authority to which either Seller is subject.  For purposes of this Agreement an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or authority or any other entity (“Person”) other than an individual will be deemed to have “Knowledge” of a particular fact or other mater if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or any similar capacity) has, or at any time had,  Knowledge of such fact or other matter. A “Governmental Authority” shall be any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature.

2.5

Consents.  Other than consent of its shareholders, the Seller is not required to obtain the approval, ratification, filing, declaration, waiver, consent or other authorization (“Consent”) of any Person, including the Consent of any party to any agreement, contract, obligation, promise, arrangement, or undertaking that is legally binding to which the Seller is party, in connection with execution and delivery of this Agreement, and the Assignment and Bill of Sale and performance of its obligations hereunder and thereunder.

2.6

Left blank.

2.7

Assets. The Seller has good and marketable title to all of the Assets, or the use thereof:  (i) is not subject to any easements or restrictions or to any mortgages, liens, pledges, charges, encumbrances or encroachments, or to any rights of others of any kind of nature whatsoever; (ii) does not encroach or infringe on the property or rights of another; or (iii) does not contravene any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law.  There are no agreements or arrangements between the Seller on the one hand and any third person which have any effect upon the Seller’s title to or other rights respecting its assets.  Further, and not in limitation of any of the foregoing provisions of this Section 2.7:

(a)

the Seller has the full right and power to transfer the Assets;

(b)

the Selller has the exclusive right to bring actions for the infringement of, and each has taken all actions and made all applicable applications and filings pursuant to relevant Federal, state and local law required to perfect and protect its interest and proprietary rights in all of the Assets;

(c)

The Seller does not have any present or future obligation or requirement to compensate any person with respect to any of the Assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of its assets; and

(d)

none of the present or former employees of the Seller own directly or indirectly, or has any other right or interest in, in whole or in part, any of the Assets.

2.9

Left Blank.

2.9

Condition of Property.  All of the Assets are suitable for the purposes for which they are used, are in good operating condition and in reasonable repair, free from any known defects, except for normal wear and tear and such minor defects as do not interfere with the continued use thereof.

2.10

Compliance With Law. The Seller is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its properties are subject, which may have a material adverse affect as to it or the Assets.

2.11

Litigation.  There are no actions, suits, proceedings or investigations  pending or, to the knowledge of the Seller threatened against or affecting the Assets whether at law or in equity or admiralty or before or by any U.S. federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign; the Seller  is not  operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign related to the Assets.  No inquiries have been made directly to the Seller by any governmental agency which might form the basis of any such action, suit, proceeding or investigation.

2.12

Brokers. No Person has acted as broker, finder, or investment advisor for Seller or has entered into any contract with ether or any Affiliate of either to act as such.

ARTICLE III
BUYER REPRESENTATIONS

Buyer represents to Seller as of the date of this Agreement and as of the Closing Date as follows:

3.1

Organization and Good Standing. Buyer is an entity duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted.  Buyer is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under this Agreement or (ii) its assets, financial position, or results of operations.

3.2

Authority. Buyer has full power and authority to execute and deliver this Agreement and the Assignment and Bill of Sale and to perform its obligations hereunder. Execution and delivery of this Agreement and the Assignment and Bill of Sale by Buyer and performance by each of its obligations hereunder and thereunder has been duly authorized by the board of directors of Buyer and no other proceedings on the part of Buyer is necessary with respect thereto.  The Shares have been duly authorized and validly issued.

3.3

Enforceability. This Agreement and the Assignment and Bill of Sale constitutes the valid and binding obligation of Buyer, enforceable in accordance with each of their terms, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

3.4

Consents. Buyer is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which it is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

3.5

No Violations. Execution and delivery by Buyer of this Agreement and the Assignment and Bill of Sale and performance of its obligations hereunder and thereunder do not: (i) violate any provision of its organizational documents as currently in effect; (ii) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien on any of it properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound; or (iii) to the knowledge of Buyer, contravene, conflict with, or violate any law or order to which it is subject.

ARTICLE IV
THE CLOSING

4.1

Closing. The parties shall hold the closing of the transactions contemplated by this Agreement (the “Closing”) at 10:00 A.M. Eastern Time on July 13, 2011 or at such other time and place as the parties agree (the date of the Closing, the “Closing Date”).

4.2

Deliveries by Seller to Buyer. At or before the Closing, Seller shall deliver to Buyer the following:

(a)

an Assignment and Bill of Sale substantially in the form annexed hereto as Exhibit A duly executed by Seller; and

(b)

resolutions adopted by the shareholders of Seller authorizing Seller to execute and deliver this Agreement and the Assignment and Bill of Sale;

(c)

resolutions adopted by the board of directors of Seller authorizing Seller to execute and deliver this Agreement and the Assignment and Bill of Sale and to perform its obligations hereunder and thereunder;

(d)

a certificate of the President of Seller that the representations and warranties of Buyer set forth herein are true and correct on and as of the Closing Date as though such representations and warranties were made as of such date.

4.3

Deliveries by Buyer to Seller. At or before the Closing, Buyer shall deliver to Seller the following:

(a)

resolutions adopted by the board of directors of Buyer authorizing Buyer to execute and deliver this Agreement and the Assignment and Bill of Sale and to perform its obligations hereunder and thereunder;

(b)

the Assignment and Bill of Sale duly executed by Buyer;

(c)

a certificate of the President of Buyer that the representations and warranties of Buyer set forth herein are true and correct on and as of the Closing Date as though such representations and warranties were made as of such date;

(d)

One Million and Five Hundred Thousand  (1,500,000) shares of the Buyer’s common stock.

4.4

Conditions to Buyer’s Obligation.

Buyer’s obligation to purchase the Assets shall be subject to satisfaction, on or before the Closing Date, of the following conditions:

(a)

Representations and Warranties Correct; Performance.  The representations and warranties of Seller contained in this Agreement (including the Exhibits and Schedules hereto) in connection with the transactions contemplated by this Agreement shall be true, complete and accurate when made and on and as of the Closing Date as though such representations and warranties were made at and as of such date.  Seller shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing Date.

(b)

Purchase Permitted by Applicable Laws.  The purchase of and payment for the Assets to be purchased by Buyer hereunder shall not be prohibited by any applicable law or governmental regulation.

(c)

Proceedings; Receipt of Documents.  All corporate and other proceedings taken or required to be taken by Seller in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Buyer, and Buyer shall have received all such information and such counterpart originals or certified or other copies of such documents as Buyer may reasonably request.

(d)

No Adverse Decision.  There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

(e)

Approvals and Consents.  Seller shall have obtained all authorizations, consents, rulings, approvals, licenses, franchises, permits and certificates, or exemptions therefrom, by or of all governmental authorities and non-governmental administrative or regulatory agencies having jurisdiction over the parties hereto, this Agreement, the Assets, or the transactions contemplated hereby, including, without limitation, all third parties pursuant to existing agreements or instruments by which Seller may be bound, which are required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, at no cost or other adverse consequence to Buyer and all thereof shall be in full force and effect at the time of Closing.

ARTICLE V
POST CLOSING COVENANTS

5.1

 If at any time within the first two years of the Closing, the Asset mining operations result in the discovery (as such term is defined by industry best practices such as JORC, 43-101) of either One Million (1,000,000) ounces of gold or Ten Million (10,000,000) ounces of silver, then Buyer shall issue to Seller an additional Five Million Five Hundred Thousand (5,500,000) shares of its common stock upon such discovery, such number of shares to be the post forward split amount.

5.2

Buyer hereby grants to Seller a 5% net smelter returns royalty on the gross mineral production from the Assets until such time as it no longer owns or operates the Assets.  The royalty shall be payable within 45 days of the end of each year at the end of each year.  The royalty shall be a percent of the proceeds received from any final product produced from mining operations of the Buyer on the Assets less sale and brokerage costs, transportation costs, smelting, refining, sampling/assaying costs, processing costs and extraction taxes.

5.3

The Seller shall provide a consulting prospector, or engineer acceptable to the Buyer to act as VP of Exploration for the public company to oversee activities related to the Assets. This Buyer shall eneter into a consulting agreement with such individual that shall have a minimum term of one year, with an option to renew for an additional one year and provide for compensation of Ten Thousand Dollars (US$10,000) per month Any  amounts paid to the consultant will be applied against and reduce the amount of the Work Commitment.

5.4

The Buyer shall provide a work commitment (the “Work Commitment”) for the Assets in the amount of Eight Hundred Fifty Thousand Dollars (US $850,000) to be paid over a fifteen month period commencing on the Closing .  The Work Commitment shall provide that the Buyer is required to with the following terms:

(a)

spend at least Three Hundred Fifty Thousand Dollars (US $350,000) within 3 months of the Closing (the “Three Month Period”) for the commencement and continuation of exploration of the Assets for the express purpose of advancing the geologic knowledge of the Assets.

(b)

spend at least a minimum of Five Hundred Thousand Dollars (US $500,000) within the following 12 months after the termination of the Three Month Period for the express purpose of advancing the geologic knowledge of the Assets.

(c)

All exploration and mine development work will be conducted as part of the Work Commitment will be in accord with the best practices and usual standards of professional conduct with the express focus of further exploring and defining mineral resources and mining reserves.

(d)

The required amount of the Work Commitment shall be reduced by the payment made pursraund to Section 1.2(b) and any amounts paid to a consultant in accordance with Section 5.3.

ARTICLE VI

INDEMNIFICATION

6.1

Indemnification of Buyer by Seller. Seller shall severally indemnify Buyer against:

(a)

any and all liability, loss, claim, settlement payment, cost and expense, interest, award, judgment, damages (including punitive damages), diminution in value, fines, fees and penalties or other charge which are not expressly assumed by Buyer as herein provided (“Losses”).

(b)

any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by Buyer (whether awarded against Buyer or paid by Buyer in settlement of a claim) resulting from any misrepresentation, breach of a warranty, or non-fulfillment of any covenant or agreement on the part of Seller  contained in this Agreement or the Assignment and Bill of Sale or in any statement, attachment, schedule, exhibit or certificate furnished or to be furnished by Seller  to Buyer pursuant hereto or in connection with the transactions contemplated hereby; and

(c)

 any and all any court filing fee, court cost, arbitration fee or cost, witness fee, and each other fee and cost of investigating and defending or asserting a claim for indemnification under this article, including, without limitation, in each case, attorneys’ fees, other professionals’ fees, and disbursements (“Litigation Expenses”) (Losses and Litigation Expenses are collectively, “Indemnifiable Losses”) incident to any of the foregoing.

6.2

Right to Rely Despite Investigation. Buyer is entitled to rely fully upon the representations of Seller contained in this Agreement, despite in each instance any right of such party to investigate fully the affairs of the other party, and any knowledge of facts determined or determinable by such party as a result of its investigation or right of investigation.

6.3

Party Claims. (a) Buyer shall notify Seller if it is seeking indemnification in writing, and with reasonable promptness, of any claim (a “Claim”).

(b)

In the notice delivered under Section 8.9(a), Buyer shall include the following:

      (1)

a description of any claim, or any event, or fact known to Buyer that gives rise or may give rise to a claim, by Buyer against Sellerr under this Agreement, including the nature and basis of the claim, event, or fact and the amount of any claim, to the extent known; and

                              (2)

the following statement:

“Buyer’s claim is conclusively deemed a liability of Seller if Seller does not dispute its liability by written notice to Buyer before the end of the 30-day period following delivery to Seller of the notice of this claim.”

(c)

It is a condition to Seller’s obligation to indemnify Buyer with respect to a Claim that Buyer perform its obligations under Sections 6.3(a) and 6.3 (b), but failure to satisfy that condition relieves Seller of its obligation to indemnify with respect to a Claim only to the extent that Seller actually has been prejudiced by Buyer’s failure to give notice as required.

(d)

Seller has the right, by written notice, for a 30-day period, to dispute its liability to Buyer with respect to a Claim. The 30-day period begins the day after delivery to Seller of Buyer’s notice under Section 6.3(a) and ends at midnight at the end of the 30th day.

(e)

If Seller timely disputes its liability to Buyer with respect to a Claim, Seller and Buyer shall negotiate in good faith to resolve the dispute.

(f)

The Claim described in the notice is conclusively deemed a Loss of Seller if (i) Buyer has provided Seller notice in accordance with Section 5.3(b) and (ii) Seller does not dispute its liability as provided in Section 6.3(d).

(g)

If a Claim has been deemed a Loss in accordance with Section 5.3(f), Seller shall pay the amount of the Loss to Buyer (i) on demand or (ii) on the later date when the amount of the Loss (or a portion of it) becomes finally determined if Buyer estimated the amount of the Loss (or any portion of it) in its notice.

(h)

In addition to making the payment under Section 6.3(g), Seller shall make any other payments required by this article, including, without limitation, the payment of the Buyer’s Litigation Expenses.

6.4

Non-Party Claims. (a) If any Person other than a party to this Agreement brings any Proceeding against Buyer (a “Non-Party Claim”) with respect to which Seller may have liability, Buyer must promptly notify Seller in writing of the Non-Party Claim and deliver to Seller a copy of the claim, process, and all legal pleadings with respect to the Non-Party Claim. Receipt of this notice is a condition to Seller’s liability with respect to the Non-Party Claim.

(b)

If Seller wishes to assume the defense of the Non-Party Claim, it must do so by sending notice of the assumption to Buyer. Seller’s assumption of the defense acknowledges its obligation to indemnify. Promptly after sending the notice, Seller shall choose and employ independent legal counsel of reputable standing. After sending the notice, Seller is entitled to contest, pay, settle or compromise the Non-Party Claim as it determines, subject to Section 6.4(e).

(c)

Buyer is entitled to participate in the defense of a Non-Party Claim and to defend a Non-Party Claim with counsel of its own choosing and without the participation of Seller if (i) Seller fails or refuses to defend the Non-Party Claim on or before the 60th day after Buyer has given written notice to Seller of the Non-Party Claim or (ii) representation of Seller and Buyer by the same counsel would, in the opinion of that counsel, constitute a conflict of interest.

(d)

Seller shall pay for the Litigation Expenses incurred by Buyer to and including the date Buyer assumes the defense of the Non-Party Claim. Upon Seller’s assumption of the defense of the Non-Party Claim, Seller’s obligation ceases for any Litigation Expenses Buyer subsequently incurs in connection with the defense of the Non-Party Claim, except that Seller is liable for Buyer’s Litigation Expenses if (i) Buyer has employed counsel in accordance with Section 6.4(c) or (ii) Seller has authorized in writing the employment of counsel and stated in that authorization the dollar amount of Litigation Expenses for which Seller is obligated.

(e)

If Seller assumes the defense of a Non-Party Claim, it may not affect any compromise or settlement of the Non-Party Claim without the consent of Buyer, and Buyer has no liability with respect to any compromise or settlement of any Non-Party Claim effected without its consent, except that Seller may effect a compromise or settlement of any Non-Party Claim without an Buyer’s consent if the following three conditions are met: (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against Buyer; (ii) the sole relief provided is monetary damages that are paid in full by Sellers; and (iii) the compromise or settlement includes, as an unconditional term, the claimant’s or the plaintiff’s release of Buyer, in form and substance satisfactory to Buyer, from all liability in respect of the Non-Party Claim.

ARTICLE VII
TERMINATION

7.1

Termination. This Agreement may be terminated as follows, at any time prior to the Closing:

(a)

by written agreement of the parties;

(b)

by either party if the Closing has not occurred by the date for the Closing stated in this Agreement, except that the right to terminate this Agreement in accordance with this clause (b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to that date;

(c)

by either party if a Governmental Authority issues a non-appealable final Order having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, except that the right to terminate this Agreement pursuant to this clause (c) will not be available to any party whose failure to comply with this Agreement has contributed materially to the issuance of that Order;

(d)

by Buyer, if any representation of Seller  set forth in this Agreement was inaccurate when made or becomes inaccurate as of the Closing Date; and

(e)

by Seller, if any representation of Buyer set forth in this Agreement was inaccurate when made or becomes inaccurate as of the Closing Date.

7.2

Effect of Termination. If this Agreement is terminated in accordance with section 7.1, all provisions of this Agreement will cease to have any effect, except that if this Agreement is terminated by a party because another party fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement or because any representation of another party set forth in this Agreement was inaccurate when made or becomes inaccurate such that the representations are inaccurate on the Closing Date, the terminating party’s right to indemnification under Article V will survive that termination unimpaired.

ARTICLE VIII
MISCELLANEOUS

8.1

Reasonable Efforts. Subject to the conditions of this Agreement, each of the parties shall use the efforts that a reasonable person in the position of the promisor would make so as to achieve that goal as expeditiously as possible (“Reasonable Efforts”) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable including but not limited to (i) taking such actions as are necessary to obtain any required approval, consent, ratification, filing, declaration, registration, waiver, or other authorization (“Consents”) and (ii) satisfying all conditions to Closing at the earliest possible time.

8.2

Transaction Costs. Each party shall pay its own fees and expenses (including without limitation the fees and expenses of its representatives, attorneys, and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this Agreement.

8.3

Assignment. No party may assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the other party.

8.4

Binding. This Agreement binds, and inures to the benefit of, the parties and their respective permitted successors and assigns.

8.5

Governing Law. The laws of the State of Delaware (without giving effect to its conflict of laws principles) govern all matters arising out of this Agreement, including without limitation tort claims.

8.6

Entirety of Agreement. This Agreement constitute the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, if any.

8.7

Further Assurances. Each party shall execute and deliver such additional documents and instruments and perform such additional acts as the other party may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the transactions contemplated hereby, and to effectuate the intent of this Agreement.

8.8

Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, any of this Agreement must be brought against any of the parties in the courts of the State of Texas and each party hereto waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.9.  Nothing in this Section 8.8, however, affects the right of any party to serve legal process in any other manner permitted by law.

8.9

Notices. (a) Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

                (1)

personal delivery, in which case delivery will be deemed to occur the day of delivery;

                (2)

certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or

                (3)

next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt.

(b)

In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to Seller:

Precious Metals Exploration Corp.

Fabriksgaten 7

Gothenbuurg 412 50, Sweden

If to Buyer:

Liberty Gold Corp.

2415 East Camelback Road

Suite 700

Phoenix, AZ  85016

8.10

References to Time. All references to a time of day in this Agreement are references to the time in the State of Delaware.

8.11

Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.12

Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

8.13

No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.  The undersigned are signing this Agreement on the date stated in the introductory clause.

LIBERTY GOLD CORP.

By:

/s/ Lynn Harrison

Name: Lynn Harrison

Title: President

PRECIOUS METALS EXPLORATION CORP.

By:

/s/ Steven Drayton

Name:  Steven Drayton

Title:  Director

EXHIBIT A

ASSIGNMENT AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that Precious Metals Exploration, Ltd., a company administered under the laws of Sweden, with its principal place of business at Fabriksgaten 7, Gothenbuurg, 412 50, Sweden ("Seller"), for and in consideration of the purchase price provided for in that certain Asset Purchase Agreement, dated July 13, 2011 (the “Purchase Agreement”) between Seller and Liberty Gold Corp., a Delaware corporation with its principal place of business at 2415 East Camelback Road, Suite 700, Phoenix, AZ  85016 (“Buyer”) and other good and valuable consideration in full payment for the assets hereinafter specified, the receipt and sufficiency of which is hereby acknowledged, has granted, bargained, sold and by these presents does grant, bargain, sell, convey and deliver to Buyer, and its successors and assigns, the assets set forth below (collectively, the “Assets”):

A seventy-five percent (75%) interest in and to the three (3) mining concessions in the project area known as “Monte de El Favor”, these are El Favor, Exploitation title No. 165974 and Guadalupe, Exploitation title No. 183638 and Buenaventura Exploitation title issued No. 218973, which approximate 217.49 hectares in total located in the Municipality of Hostotipaquillo, State of Jalisco, Mexico.

TO HAVE AND TO HOLD the said assets unto Buyer, its successors and assigns, to and for its own use, forever.

1.  Seller warrants to Buyer, its successors and assigns, that at the time of delivery of this Assignment and Bill of Sale to Buyer, Seller has good and valid title to said assets and good and lawful right to grant, bargain, sell, convey and deliver said assets as aforesaid and that the title to said assets are as of the date of delivery of said assets to Buyer, free and clear of all claims, liens, pledges, security interests and other encumbrances of any nature whatsoever.  Seller further warrants that upon delivery of this Assignment and Bill of Sale to Buyer, Buyer shall have good and valid legal title to the assets described in this Assignment and Bill of Sale, free and clear of all claims, liens, pledges, security interests and other encumbrances of any nature whatsoever.

2.  Buyer shall not assume, pay or discharge or in any respect be liable for any liability, obligation, commitment or expense of Seller, including without limitation, the following liabilities and obligations of Seller incident to, or arising out of:

(a)

the negotiation and preparation of, or performance under this Agreement, the Assignment and Bill of Sale, including, without limitation, costs incurred in connection with the assignment and sale of the Assets

(b)

 any claims, actions, suits, proceedings, liabilities, fines, penalties, deficiencies or judgments existing on the Closing Date or arising any time thereafter as a result of or in connection with the conduct of the business of Seller, including, without limitation, the ownership or use of the Assets by Seller and Seller’s conduct of its business up to and including the Closing Date; or

(c)

any tax liabilities of any nature whatsoever of Seller on account of this Agreement or the operations of Seller up to and including the Closing Date.

3.

Seller agrees to execute and deliver to Buyer such other documents and instruments of sale, conveyance, transfer and assignment, satisfactory in form and substance to Buyer, as may be reasonably requested by Buyer in order to effect Seller’s assignment of Assets hereunder.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the 13 day of July, 2011.

LIBERTY GOLD CORP.

By: /s/ Lynn Harrison

Name:  Lynn Harrison

Title:  President

PRECIOUS METALS EXPLORATION, LTD.

By: /s/ Steven Drayton

Name:  Steven Drayton

Title: Director

SCHEDULE A

ASSETS

A seventy-five percent (75%) interest in and to the three (3) mining concessions in the project area known as “Monte de El Favor”, these are El Favor, Exploitation title No. 165974 and Guadalupe, Exploitation title No. 183638 and Buenaventura Exploitation title issued No. 218973, which approximate 217.49 hectares in total located in the Municipality of Hostotipaquillo, State of Jalisco, Mexico.